BNY Mellon Short-Intermediate Municipal Bond fund

CERTIFICATE OF AMENDMENT

BNY Mellon Short-Intermediate Municipal Bond Fund (the "Trust"), a business trust formed by an Agreement and Declaration of Trust dated October 29, 1986, as amended, pursuant to the laws of the Commonwealth of Massachusetts, hereby certifies to the Secretary of State of the Commonwealth of Massachusetts that:

FIRST: The Agreement and Declaration of Trust of the Trust is hereby amended by striking out Article I, Section 1.1 and inserting in lieu thereof the following:

"Section 1.1. Name. The name of the Trust is 'BNY Mellon Short Term Municipal Bond Fund'."

SECOND: The amendment to the Agreement and Declaration of Trust herein made was duly approved by at least a majority of the Trustees of the Trust at a meeting held on May 11, 2022 pursuant to Article IX, Section 9 of the Agreement and Declaration of Trust, to be effective as of June 30, 2022, or such other date as the appropriate officers of the Trust shall determine.

IN WITNESS WHEREOF, BNY Mellon Short-Intermediate Municipal Bond Fund has caused this Certificate of Amendment to be signed in its name and on its behalf by the undersigned Vice President of the Trust.

BNY Mellon Short-Intermediate
Municipal Bond FUND

_/s/ Jeff Prusnofsky____________________

Jeff Prusnofsky

Vice President

Address of Trust:

240 Greenwich Street

18th Floor

New York, New York 10286

Address of Resident Agent:

C T Corporation System
155 Federal Street

Suite 700

Boston, Massachusetts 02110

STATE OF NEW YORK )

: ss.:

COUNTY OF NEW YORK )

On this 14th day of July, 2022, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is the Vice President of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

_/s/ Loretta Johnston____________

Notary Public